Exhibit 99.7

THE OPTIONS GRANTED PURSUANT TO THIS AGREEMENT AND THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT AS OF THE DATE HEREOF BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH LAWS COVERING SUCH TRANSFER OR AN EXEMPTION FROM SUCH REGISTRATION WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

MAGELLAN PETROLEUM CORPORATION

NONQUALIFIED STOCK OPTION AWARD AND SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made effective as of the grant date indicated in Section 3 below (the "Grant Date") between Magellan Petroleum Corporation, a Delaware corporation (the "Company"), and the undersigned individual (the "Optionee").

WHEREAS, effective as of November 14, 2012, the Optionee commenced employment with the Company as an Executive Assistant, pursuant to the terms of the Letter Agreement between the Company and the Optionee dated October 24, 2012 (the "Letter Agreement"); and

WHEREAS, the Company, acting through the Executive Committee of the Board of Directors (the "Executive Committee"), has approved the award of Nonqualified Stock Options (the "Options") to the Optionee (the "Award") as an inducement for the Optionee to accept employment with the Company, as provided in the Letter Agreement.

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the parties agree as follows:

1. Grant of Options. The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the "Stock"), set forth in said Section 3.

2. Terms and Conditions. It is understood and agreed that the Options evidenced hereby shall at all times be subject to the following terms and conditions:

    (a) Expiration Date. The Options evidenced hereby shall expire on the date specified in Section 3 below; provided, however, that:

        (i) Termination of Employment for Cause. In the event of the termination of the employment of the Optionee by the Company for Cause (as defined below), the Options, to the extent vested, but not previously exercised, shall terminate immediately upon such termination. For purposes of this Agreement, the term "Cause" shall mean (A) an act or acts of dishonesty or fraud by the Optionee relating to the performance of the Optionee's services to the Company; (B) the Optionee's material failure (for reasons

other than death or Disability (as defined below)) to perform the proper duties and responsibilities of the Optionee's employment position with the Company, where the Optionee has been given written notice of the acts or omissions constituting such failure and the Optionee has failed to cure such conduct, where susceptible to cure, within ten (10) days following such notice; (C) a violation of law by the Optionee which adversely affects the assets, financial position, or reputation of the Company or one of its subsidiaries or affiliates; or (D) a material violation by the Optionee of any code of ethics, code of conduct or other policy maintained by the Company, or one of its subsidiaries or affiliates, from time to time.

(ii) Other Termination of Employment. In the event of the termination of the employment of the Optionee for any reason, other than a termination of employment described in Section 2(a)(i) above or in Section 2(a)(iii) below, the Optionee may exercise the vested portion of the Options (unless previously terminated or exercised) at any time until the earlier of: (A) December 4, 2022; or (B) the expiration of twelve (12) months from the last business day of the calendar month in which the Company determines (and so informs the Optionee of such determination in writing) that the Optionee no longer possesses material non-public information about the Company.

(iii) Termination of Employment by Death or Disability. In the event of the termination of the employment of the Optionee due to death or Disability of the Optionee, the vested portion of the Options (unless previously terminated or exercised) may be exercised (but only to the extent exercisable by the Optionee as of the date of the Optionee's death or Disability) within the one (1) year period following the Optionee's death or Disability, but in no event later than December 4, 2022, by the person or persons designated in the Optionee's will for that purpose, or, in the absence of any such designation, by the legal representative of the Optionee's estate, or by the Optionee or the Optionee's legal representative, as the case may be. For purposes of this Agreement, the term "Disability" shall mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

(b) Exercise of Options. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:

(1) Cash Only Exercise – submitting the full cash exercise price for the purchase of shares of Stock as to which the Options are exercised; or

(2) Cashless Exercise – subject to the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full exercise price, including, if applicable, the delivery of a stock certificate or certificates for the shares of Stock for which the Options are exercised to a licensed broker acceptable to the Company as the agent for the individual exercising the Options and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Company an amount in cash (or cash equivalents acceptable to the Company) equal to the exercise price for the shares of Stock purchased pursuant to the exercise of the Options; or

(3) Combination – tendering a combination of (A) and (B) above.

(c) Tax Matters. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment, subject to the provisions of Rule 144 promulgated under the Securities Act, may be made with shares of Stock which would otherwise be issued pursuant to the Options. The Optionee shall be solely responsible for the payment or satisfaction of all taxes and penalties that may arise in connection with the Options (including any taxes arising under Section 409A of the Code), and the Company shall have no obligation to indemnify or otherwise hold the Optionee harmless from any or all of such taxes and penalties. The Executive Committee or the Board of Directors shall have the discretion to take any actions to unilaterally modify the grant of the Options or to modify any exercise election by the Optionee in order to comply with Section 409A of the Code.

(d) Vesting. Provided the Optionee remains an employee of the Company on the following respective vesting dates, and subject to the other provisions of this Agreement, the Options shall vest as follows:

(i) Two Thousand Five Hundred (2,500) Option shares shall vest in full on December 4, 2012;

(ii) Two Thousand Five Hundred (2,500) Option shares shall vest in full on December 4, 2013; and

(iii) Two Thousand Five Hundred (2,500) Option shares shall vest in full on December 4, 2014.

(e) Adjustments Upon Change of Control. If a "Change of Control" (as that term is defined in the Company's 1998 Stock Incentive Plan, as amended) occurs with respect to the Company, then the vesting periods of the Options shall immediately be accelerated in full and the Optionee shall have the immediate, fully vested right to purchase, receive, and/or own without risk of forfeiture any and all Stock that is the subject of the Options on the terms and conditions set forth in this Agreement.

(f) Adjustments Upon Change in Capitalization. Any adjustment to the number and class of shares of Stock subject to the Options and to the exercise price of the Options in the event of changes in the outstanding Stock by reasons of any stock dividend, split-up, recapitalization, rights offering, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, divisive reorganization or liquidation, and the like, shall be appropriately made by the Executive Committee or the Board of Directors, whose determination of such adjustment shall be conclusive.

(g) No Dividend Participation Rights for Unexercised Options. The Optionee shall have no dividend participation rights with respect to the shares of Stock underlying Options that have not been exercised.

(h) Transfer of Options. Subject to Section 2(a)(iii), the Options shall be transferable only to members of the Optionee's immediate family. For purposes of this Section 2(h), the Optionee's immediate family includes, and only includes, the parents, spouse, and children of the Optionee.

(i) Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

3. Option Data:

Optionee's Name:	Kristin Keller
Optionee's Address:	3399 W. 34th Avenue Denver, Colorado 80211
Number of Shares Subject to this Option:	7,500 shares
Grant Date:	December 4, 2012
Exercise Price per Share:	$0.789 per share
Expiration Date:	December 4, 2022

4. Securities Law Matters:

(a) Restricted Securities. The Optionee acknowledges and understands that, unless the issuance of Stock that may be acquired upon exercise of the Options is registered on Form S-8 before any exercise of the Options, the Stock acquired upon exercise of the Options will be characterized as "restricted securities" under the federal securities laws, as the shares will be acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the Stock may not be resold without registration under the

Securities Act, except in certain limited circumstances. The Optionee represents to the Company that the Optionee is either familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, or has sought counsel from someone with such knowledge.

The Optionee acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Stock, and on requirements relating to the Company that are outside the Optionee's control, and which the Company is under no obligation to satisfy and may not be able to satisfy. Prior to any transfer of the Stock by the Optionee, the Company retains the right to request and receive from the Optionee an opinion of counsel reasonably satisfactory to the Company that the proposed transfer may be completed in compliance with all applicable federal and state securities laws.

(b) Registration Rights. The Company agrees that it will make commercially reasonable, good faith efforts to include the Optionee and any shares of Stock that may be acquired by the Optionee under this Agreement in any appropriate registration statements (e.g., Form S-8 or Form S-3) filed by the Company from time to time, as stated in the Letter Agreement. Notwithstanding the foregoing, the Optionee acknowledges that nothing in this Agreement will be construed as granting a demand registration right to the Optionee.

(c) Investment Intent at Grant. The Optionee represents and agrees that the Options and underlying Stock are being acquired for investment purposes only, and not with a view to the sale or distribution thereof.

(d) Investment Intent at Exercise. In the event that the sale of the Stock issued upon exercise of the Options is not registered under the Securities Act but an exemption is available which requires an investment or other representation, the Optionee shall represent and agree at the time of exercise that the Stock being acquired upon exercise of the Options is being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company.

(e) Legends. All certificates evidencing the shares of Stock purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS COVERING SUCH TRANSFER OR AN

EXEMPTION FROM SUCH REGISTRATION WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

(f) Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing shares of Stock sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of shares but without such legend.

(g) Accredited Investor. By checking the appropriate category(ies) below, the Optionee hereby represents to the Company that the Optionee is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

☐ The Optionee's individual net worth, or joint net worth with the Optionee's spouse, at the time of purchase of the securities, exceeds One Million Dollars ($1,000,000). For purposes of the foregoing, a person's primary residence shall not be included as an asset, indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of purchase of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of securities shall be included as a liability.

☐ The Optionee had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two (2) most recent years or joint income with the Optionee's spouse in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐ The Optionee is a director or executive officer of the Company.

☐ The Optionee is not an accredited investor.

(h) Disclosure. The Optionee hereby represents to the Company that, at a reasonable time prior to acquisition of the Options, (i) the Company has provided the Optionee with an opportunity to ask questions and receive answers regarding the terms and conditions of this Agreement and to obtain any additional information that is necessary to verify the accuracy of any information provided by the Company, and (ii) the Company has provided or made available to the Optionee the following:

(1) The Company's most recent Proxy Statement in connection with the 2012 Annual Shareholders' Meeting;

(2) The Company's most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as amended;

(3) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

(4) The Company's Current Reports on Form 8-K filed on or after September 24, 2012 (the date of filing of the most recent Annual Report on Form 10-K).

(i) Administration. Any determination by the Company in connection with any of the matters set forth in this Section 4 shall be conclusive and binding on the Optionee and all other persons.

5. No Employment or Service Rights. Nothing in this Agreement shall confer on the Optionee any independent right to continue in any capacity the Optionee's relationship with the Company or interfere in any way with the right of the Company to terminate such relationship at any time, with or without cause.

6. Notice. Any notice required by the terms of this Agreement shall be given in writing, and shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (iii) deposit with Federal Express Corporation or comparable overnight delivery service, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that the Optionee provided to the Company in Section 3, or any subsequent change of address provided to the Company in accordance with this Section 6.

7. Miscellaneous. This Agreement (a) contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors, and assigns, and the Optionee, the Optionee's heirs, devisees, and legal representatives. In the event of the Optionee's death or a judicial determination of the Optionee's incompetence, reference in this Agreement to the Optionee shall be deemed to refer to the Optionee's legal representatives, heirs, or devisees, as the case may be. This Agreement shall be governed by the laws of the State of Colorado, except that corporate law matters pertaining to the Company shall be governed by the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Nonqualified Stock Option Award and Subscription Agreement to be executed by its authorized officer, effective as of the Grant Date set forth in Section 3 hereof.

MAGELLAN PETROLEUM CORPORATION

By: ______________________

J. Thomas Wilson
President and Chief Executive Officer

Date signed: 12/13/12

Agreed to and Accepted by:

____

Optionee: Kristin Keller

Date signed: 12/12/12